Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

—Earnings More Than Double Year-Over-Year

—Earnings Increase 20% Sequentially

—2006 EPS Guidance Raised

August 2, 2006 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported all-time record quarterly earnings. For the quarter ended June 30, 2006, on revenue of $311 million, Oceaneering generated net income of $30.6 million, or $0.56 per share. During the corresponding period in 2005, Oceaneering reported revenue of $236 million and net income of $14.7 million, or $0.28 per share. Historical per share figures have been adjusted for the two-for-one stock split effected in June 2006.

The year-over-year increase in quarterly earnings of more than 100% was principally due to improvements in Remotely Operated Vehicle (ROV), Subsea Products, and Subsea Projects operating profits. The ROV and Subsea Products improvements reflect Oceaneering’s business focus on deepwater and subsea completion activity. The Subsea Projects increase was predominantly attributable to hurricane damage inspection and repair work.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005
Revenues	$311,063	$235,970	$289,509	$600,572	$446,707
Gross Margin	$71,957	$40,567	$60,317	$132,274	$73,770
Operating Income	$47,899	$20,660	$37,964	$85,863	$35,153
Net Income	$30,601	$14,673	$25,502	$56,103	$25,265

Diluted Earnings Per Share	$0.56	$0.28	$0.47	$1.02	$0.48

Weighted Average Number of Diluted Shares	55,088	53,163	54,776	54,932	53,092

For the first quarter of 2006, Oceaneering reported revenues of $290 million and net income of $25.5 million, or $0.47 per share. The 20% sequential improvement in quarterly net income was largely attributable to increased operating income from our ROV, Subsea Projects, and Inspection segments.

T. Jay Collins, President and Chief Executive Officer, stated, “Net income was at a record level for the fifth consecutive quarter as we continued to benefit from high demand for our subsea services and products. These earnings also reflect the capital expansion strategy we have in place and our participation in Gulf of Mexico (GOM) hurricane damage inspection and repair projects.

“ROVs achieved record operating income as our average revenue per day-on-hire surpassed the $7,000 mark. Our year-to-date ROV pricing and number of days on hire were both approximately 15% higher than in the first half of 2005.

“Subsea Projects benefited from continued demand for GOM hurricane damage inspection and repair services at the unprecedented level set the last two quarters. Sequentially, operating income rose $8.9 million on a $1.9 million increase in revenue. Improved utilization, higher pricing, and the use of company-owned vessels in lieu of a third party boat contributed $4.4 million to the profit growth. Customer approval of outstanding change orders and favorable cost estimate revisions related to work performed in prior quarters combined to add another $4.5 million.

“Inspection financial results increased as a result of normal seasonality. Record operating income was realized as the result of our ongoing effort to sell more value-added services. During the quarter we secured the largest Inspection & Corrosion Management services contract in our history to perform work on all of a major operator’s offshore platforms located in the North Sea.

“Subsea Products had a good quarter, but operating income sequentially declined on lower umbilical manufacturing throughput due to mechanical problems experienced at our Panama City facility. Products backlog at the end of June was $245 million, up from $222 million at the end of last quarter and $112 million a year ago. Mobile Offshore Production System operating income declined during the quarter due to a mid-May dayrate reduction on the Ocean Legend. Equity income from the Medusa Spar decreased as the reserves being produced deplete.

“Unallocated expenses sequentially were higher due to a $5.3 million increase in restricted stock expense associated with long-term incentive compensation awards granted in 1999 and 2002. Restricted stock expense for the unvested portion of these awards fluctuates with the market price of Oceaneering stock, which rose 60% during the quarter.

“Since our last quarterly financial press release, our earnings assessment for the second half of 2006 has improved. Compared to our first half results, we anticipate an increase in Subsea Products financial performance and a decline in income contribution from Subsea Projects. We now expect to achieve record EPS in 2006 of $2.00 to $2.10 - growth of approximately 70% to 80% over our 2005 performance. For the third quarter we are forecasting EPS of $0.55 to $0.60.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: improved earnings performance assessment for the second half of 2006; anticipation of an increase in Subsea Products financial performance and a decline in income contribution from Subsea Projects in the second half of 2006, compared to first half results; expectation of achieving the estimated record EPS range in 2006; anticipated EPS growth in 2006 as compared to 2005; and forecasted third quarter 2006 EPS range. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for August 3, 2006 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	Dec. 31, 2005
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $24,957 and $26,308)	$481,629	$394,233
Net Property and Equipment	466,137	409,201
Other Assets	190,267	186,134

TOTAL ASSETS	$1,138,033	$989,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$271,225	$222,667
Long-term Debt	195,000	174,000
Other Long-term Liabilities	60,778	56,783
Shareholders’ Equity	611,030	536,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,138,033	$989,568

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2006	2005	2006	2006	2005
	(in thousands, except per share amounts)

Revenue	$311,063	$235,970	$289,509	$600,572	$446,707
Cost of Services and Products	239,106	195,403	229,192	468,298	372,937

Gross Margin	71,957	40,567	60,317	132,274	73,770
Selling, General and Administrative Expense	24,058	19,907	22,353	46,411	38,617

Income from Operations	47,899	20,660	37,964	85,863	35,153
Interest Income	62	93	68	130	154
Interest Expense	(3,131)	(2,221)	(2,791)	(5,922)	(4,415)
Equity earnings (losses) of unconsolidated affiliates, net	3,879	3,956	4,354	8,233	8,048
Other Income (Expense), net	(1,192)	260	5	(1,187)	230

Income before income taxes	47,517	22,748	39,600	87,117	39,170
Provision for Income Taxes	16,916	8,075	14,098	31,014	13,905

Net Income	$30,601	$14,673	$25,502	$56,103	$25,265

Diluted Earnings per Share	$0.56	$0.28	$0.47	$1.02	$0.48

Weighted average number of common shares and equivalents	55,088	53,163	54,776	54,932	53,092

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the

Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Six Months Ended
		June 30, 2006	June 30, 2005	March 31, 2006	June 30, 2006	June 30, 2005
		($ in thousands)

Remotely Operated Vehicles	Revenue	$98,641	$75,607	$88,947	$187,588	$143,223
	Gross margin	$31,856	$21,041	$26,584	$58,440	$37,756
	Gross margin %	32%	28%	30%	31%	26%
	Operating income	$27,270	$17,501	$22,205	$49,475	$30,582
	Days available	16,384	15,271	15,855	32,239	30,243
	Utilization	85%	81%	85%	85%	79%

Subsea Products	Revenue	$81,815	$49,038	$84,518	$166,333	$89,716
	Gross margin	$17,126	$5,787	$18,790	$35,916	$8,346
	Gross margin %	21%	12%	22%	22%	9%
	Operating income	$10,407	$428	$12,561	$22,968	$(1,715)
	Backlog	$245,000	$112,000	$222,000	$245,000	$112,000

Subsea Projects	Revenue	$42,989	$23,464	$41,120	$84,109	$47,942
	Gross margin	$22,130	$4,233	$13,330	$35,460	$9,183
	Gross margin %	51%	18%	32%	42%	19%
	Operating income	$20,800	$2,962	$11,938	$32,738	$6,768

Mobile Offshore Production Systems	Revenue	$12,355	$12,747	$13,332	$25,687	$24,110
	Gross margin	$3,499	$4,559	$4,202	$7,701	$8,907
	Gross margin %	28%	36%	32%	30%	37%
	Operating income	$3,260	$4,068	$3,984	$7,244	$7,997

Inspection	Revenue	$42,545	$43,463	$33,423	$75,968	$80,395
	Gross margin	$8,055	$7,133	$5,361	$13,416	$11,569
	Gross margin %	19%	16%	16%	18%	14%
	Operating income	$4,780	$3,393	$2,189	$6,969	$4,627

Advanced Technologies	Revenue	$32,718	$31,651	$28,169	$60,887	$61,321
	Gross margin	$5,233	$6,495	$3,539	$8,772	$12,409
	Gross margin %	16%	21%	13%	14%	20%
	Operating income	$3,003	$4,353	$1,611	$4,614	$8,329

Unallocated Expenses	Gross margin	$(15,942)	$(8,681)	$(11,489)	$(27,431)	$(14,400)
	Operating income	$(21,621)	$(12,045)	$(16,524)	$(38,145)	$(21,435)

TOTAL	Revenue	$311,063	$235,970	$289,509	$600,572	$446,707
	Gross margin	$71,957	$40,567	$60,317	$132,274	$73,770
	Gross margin %	23%	17%	21%	22%	17%
	Operating income	$47,899	$20,660	$37,964	$85,863	$35,153
SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$44,318	$63,832	$46,204	$90,522	$83,866
	Depreciation and amortization	$18,750	$17,961	$19,595	$38,345	$36,190